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                                                                    EXHIBIT 11.1

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        COMPUTATION OF INCOME PER SHARE

                                                             1997           1996           1995
                                                             ----           ----           ----
Net (loss) income....................................    $(63,120,000)   $20,670,000    $26,978,000
                                                         ============    ===========    ===========
Weighted average shares outstanding..................      24,887,013     24,838,556     24,763,402
Net additional shares outstanding assuming dilutive
  stock options exercised and proceeds used to
  purchase treasury stock at average market price....              --        200,217        388,813
                                                         ------------    -----------    -----------
Shares outstanding for net (loss) income per share
  calculation........................................      24,887,013     25,038,773     25,152,215
                                                         ============    ===========    ===========
Net (loss) income per share..........................    $      (2.54)   $      0.83    $      1.07
                                                         ============    ===========    ===========